Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated December 17, 2025

Relating to Preliminary Prospectus dated December 15, 2025

Registration No. 333-286180

This free writing prospectus relates only to the public offering of common stock of Kyverna Therapeutics, Inc., or the Company, and should be read together with the preliminary prospectus supplement dated December 15, 2025, or the Preliminary Prospectus Supplement, and the accompanying base prospectus relating to such offering, in each case, including the documents incorporated by reference therein. The information in this free writing prospectus updates and, to the extent inconsistent, supersedes the information in the Preliminary Prospectus Supplement.

This free writing prospectus is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying prospectus, in each case, including the documents incorporated by reference therein. Information presented in the Preliminary Prospectus Supplement or incorporated by reference therein is deemed to have changed to the extent affected by the changes described herein. This free writing prospectus should be read together with the Preliminary Prospectus Supplement and the accompanying prospectus, in each case, including the documents incorporated by reference therein, before making an investment decision in the securities. Capitalized terms used in this free writing prospectus but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

This free writing prospectus is being filed to correct a reference from p=0.0002 to p=0.0003 in the following bullet under “Prospectus Supplement Summary—Recent Developments—Positive Topline Data from Registrational KYSA-8 Trial of Miv-cel in Stiff Person Syndrome” on page S-4 of the Preliminary Prospectus Supplement, as shown below:

“Primary Endpoint: Miv-cel demonstrated a robust and sustained improvement in mobility with a highly statistically significant improvement in timed 25-foot walk (T25FW) (p=0.0003). The median improvement was 46% at Week 16 as compared to baseline.”

The Company has filed a registration statement (including a preliminary prospectus supplement dated December 15, 2025 and the accompanying base prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying base prospectus and other documents the Company has filed with the SEC for more complete information about us and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from J.P. Morgan Securities LLC, Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; and Wells Fargo Securities, 90 South 7th Street, 5th Floor, Minneapolis, MN 55402, at 800-645-3751 (option #5) or email a request to WFScustomerservice@wellsfargo.com.